UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Securities Exchange Act of 1934

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FORTUNE INDUSTRIES, INC.

(Name of Registrant as Specified In its Charter)

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FORTUNE INDUSTRIES, INC.
6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of Fortune Industries, Inc. (the “Company”) will be held on Thursday, June 28, 2012, at 10:00 a.m., local time, at the Company’s headquarters located at 6402 Corporate Drive, Indianapolis, Indiana 46278 for the following purposes:

1)	To elect four directors;
2)	To ratify the selection of Somerset CPA’s, P.C. as the Company’s independent auditors for the Company’s fiscal year 2012; and
3)	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has set the close of business on May 11, 2012 as the record date for determining shareholders who are entitled to notice of the Annual Meeting and to vote. Our Annual Report, which is our most recently filed Annual Report on Form 10-K, is being mailed with this Notice and Information Statement to all shareholders of record as of the record date.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Notice of the Annual Meeting is hereby given by order of the Board of Directors,

Tena Mayberry President and Chief Executive Officer

Indianapolis, Indiana
May 29, 2012

ADMISSION PROCEDURES

Admission to the Annual Meeting will be limited to persons who: (a) are listed on Fortune Industries’ records as shareholders as of the record date, or (b) bring documentation to the meeting that demonstrates their beneficial ownership of Fortune Industries stock through a broker, bank or other institution as of the record date.

FORTUNE INDUSTRIES, INC.

INFORMATION STATEMENT

MAY 29, 2012

i

INFORMATION STATEMENT

FORTUNE INDUSTRIES, INC.
6402 Corporate Drive
Indianapolis, IN 46278

May 29, 2012

INFORMATION REGARDING THE ANNUAL MEETING

Important Notice Regarding the Availability of 2011 Annual Report and
Information Statement for Shareholder Meeting to Be Held on June 28, 2012.

This Information Statement and the 2011
Annual Report to Shareholders of Fortune Industries, Inc.
are available on the internet at www.ffi.net

This Information Statement is furnished in connection with the Annual Meeting of Shareholders of Fortune Industries, Inc. to be held on Thursday, June 28, 2012 and at any adjournment thereof. The Annual Meeting of Shareholders will be held at the Company’s headquarters located at 6402 Corporate Drive, Indianapolis, Indiana 46278 at 10:00 a.m. local time.

At the Annual Meeting, shareholders will consider:

1)	the election of four directors;
2)	the ratification of the selection of Somerset CPA’s, P.C. as the Company’s independent auditors for the Company’s fiscal year 2012; and
3)	to transact such other business as may properly come before the Annual Meeting.

All shareholders of record as of May 11, 2012 (the “Record Date”) are invited to attend the Annual Meeting of Shareholders. Shares held directly may be voted in person at the Annual Meeting. Beneficial owners must obtain a valid voting form from the record owner in order to vote in person at the Annual Meeting.

Throughout this Information Statement, “Fortune Industries,” “the Company,” “we,” “our,” or “us” are intended to refer to Fortune Industries, Inc., unless specifically indicated otherwise.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
SEND US A PROXY

A quorum at the Annual Meeting shall consist of one-third (1/3) of the outstanding shares entitled to vote, represented in person. Abstentions and broker non-votes are not entitled to vote on any matter and, therefore, will have no effect against any proposal. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares in the absence of such instructions.

Each holder of our common stock is entitled to one vote for each share of the stock standing in the name of the holder on the records of the Company on the Record Date. As of the Record Date, there were 12,287,290 shares of the Company’s common stock issued, outstanding and entitled to vote.

As of May 29, 2012, Carter M. Fortune is the beneficial owner of 7,344,687 shares of the Company’s outstanding common stock. The Company has been informed that Mr. Fortune intends to vote all of his shares of the Company’s common stock: (1) “FOR” the election of each of the named nominees for director, and (2) “FOR” ratification of the selection of Somerset CPA’s, P.C. as the Company’s independent auditors for the Company’s fiscal year 2012. Accordingly, these matters are expected to be approved.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board is currently comprised of four individuals, each with terms expiring at the 2012 Annual Meeting. P. Andy Rayl resigned from the Board, effective April 1, 2011 due to outside commitments. At that time, the Board passed a resolution reducing the number of directors from 5 to 4.

Four nominees have been recommended by our Board for election to serve as directors for one-year terms until the 2013 Annual Meeting or until their successors are duly elected and qualified.

The Board held 4 regularly-scheduled quarterly meetings in the fiscal year ended June 30, 2011. No director attended fewer than 75% of such meetings. The Audit Committee held 4 meetings in the fiscal year ended June 30, 2011. Every Audit Committee Member attended each of the meetings. At our fiscal year 2010 Annual Meeting held on February 21, 2011, all four of our current directors were in attendance.

All director nominees are current directors who are standing for election to the Board. If, at the time of this Annual Meeting, any nominee is unable or declines to serve, the shareholders will vote for a substitute candidate. The Board has no reason to believe that any substitute nominee or nominees will be required.

Nominees for Election

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with us currently held by each director.

Name	Principle Position and Role (Age)	Director Since
Carter M. Fortune	Chairman of the Board, Treasurer (70)	2002
David A. Berry	Independent Director, Audit Committee Member (58)	2002
Richard F. Suja	Director Nominee, (56)	2011
Paul J. Hayes	Director Nominee, (49)	2011

Set forth below are descriptions of the backgrounds and principal occupations of each of our directors, and the period during which each has served as a director.

Carter M. Fortune, 70, was appointed Chief Executive Officer and Chairman of the Board of the Company as of January 2002. Mr. Fortune resigned as Chief Executive Officer on May 27, 2005 and was appointed Treasurer and remained Chairman of the Board. Mr. Fortune has a Bachelor of Business Administration degree in marketing from the University of Cincinnati. He began his professional career at a leading national food brands company where after five years he had ascended to the position of Regional Marketing Manager. Mr. Fortune was then hired as Director of Marketing for a leading insurance and actuarial services provider where he served for three years. Mr. Fortune then began a period of about fifteen years where he was the owner and operator of a chain of retail stores. Concurrently Mr. Fortune began investing in, owning and operating numerous commercial and residential real estate developments; he continues to pursue such ventures. Mr. Fortune is currently the sole owner of Fisbeck-Fortune Development, LLC, 14 West, LLC, Fortune Group, Inc. and Fortune Industries II, Inc., none of which is a parent, subsidiary or other affiliate of the Company. In addition, Mr. Fortune is the majority shareholder of the Company. Mr. Fortune brings over 45 years of business management experience to the Company both as an owner and senior manager and owner. Mr. Fortune is a United States citizen.

David A. Berry, 58, was elected to the Fortune Industries’ Board of Directors on November 1, 2002. Mr. Berry serves as the chairman of the Company’s Audit Committee. Mr. Berry began his professional career by starting his own underground and aerial utility construction company in 1978, which he had grown into a national company with operations from Maine to California. He sold the company in 1984. Mr. Berry then started OSP Engineering (OSP), an outside and inside plant telecommunications engineering company, designing telephone, cable TV and electrical systems for AT&T, Indiana Bell Telephone and Indiana Bell Communications. Mr. Berry again grew the OSP into a regional company, with customers thought the Midwest, which he sold in 1990. Mr. Berry was one of the founding members of Citimark Communications, a shared tenant services telephone company; he sold his interest to his partners and formed Shared Telcom Services (STS) in 1995. Mr. Berry grew STS (via acquisition) into the third largest regional Competitive Local Exchange Carrier (CLEC) behind Ameritech and AT&T. He then sold the company in 2000 to a large national Utility. In addition to his vast experience in growing and managing businesses, Mr. Berry has personally been involved in the sale of multiple companies. His financial acumen developed over years of starting, growing and selling businesses is a valuable asset to the board and the audit committee. Mr. Berry has been retired since 2001 and is currently an independent consultant pursuing multiple business ventures. Mr. Berry is a United States citizen.

Richard F. Suja, 56, was elected to the Fortune Industries’ Board of Directors on February 21, 2011. Mr. Suja serves on the Company’s Audit Committee. Mr. Suja is a Senior Advisor at Colliers International, where he specializes in industrial building, land and investment acquisitions and dispositions, build-to-suit, lease negotiations and corporate property portfolio representations. He has over 22 years of commercial real estate experience, specializing in industrial building, land and investment acquisitions and dispositions, build-to-suits, lease negotiations, and corporate property portfolio management, and he has a strong understanding of financial statements and various investment strategies. Mr. Suja has sold or leased over 13.2 million square feet of industrial, research and site development space, totaling more than $600 million in transaction volume. His clientele is located throughout the United States and in Canada, and is concentrated in central Indiana. Prior to joining Colliers International, Mr. Suja worked for Summit Realty, Cushman & Wakefield’s Global Supply Chain Solutions Group and CB Richard Ellis’ Global Logistics Group. Mr. Suja is a United States citizen.

Paul J. Hayes, 49, was elected to the Fortune Industries’ Board of Directors on February 21, 2011. Mr. Hayes has over 25 years experience in corporate accounting and finance, primarily in the commercial real estate, residential construction and land development industries. Mr. Hayes is currently Chief Financial Officer of Fortune Industries II, Inc., a private entity wholly-owned by the Company’s majority shareholder, Carter M. Fortune. Prior to his current position, he spent the last 13 years with The Estridge Companies, serving as Vice President of Finance from 2006 to 2010 and Controller from 1997 to 2006. Mr. Hayes secured over $25 million in land and development financing and served on the Company’s executive committee. Prior to joining Estridge, Mr. Hayes held several positions, including Financial Reporting Controller, with Simon Property Group, where he worked on the Company’s initial public offering in 1993 and the Company’s merger with its largest competitor in 1996. Mr. Hayes began his career with the big-8 public accounting firm Ernst & Whinney (the predecessor to E&Y, LLP) providing assurance services to a wide range of clients in many diverse industries. Mr. Hayes is a United States citizen.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

DIRECTOR NOMINATION PROCESS

The Company does not have a Nominating Committee and, accordingly, does not have a Nominating Committee Charter. The Company is not required to have such a committee due to its status as a “Controlled Company” as defined under the rules and regulations of the NYSE MKT.

In conjunction with the Company’s status as a “Controlled Company” the Company’s Board does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. The Company’s Board also has no formal procedures to be followed by shareholders in submitting recommendations of candidates for director. However, nominations for director may be made by our shareholders, provided such nominations comply with certain timing and information requirements set forth in our bylaws. Nominations should be made via written request to the attention of the Company’s Secretary, Carrie Hill, at 6402 Corporate Drive, Indianapolis, Indiana 46278. Because Carter M. Fortune holds a majority of the voting power in the election of directors, nominations of directors are generally based on his recommendations.

The Company’s Board does not have any specific qualifications that it believes must be met by a director nominee. The Company’s Board evaluates whether the candidate’s skills and experience are complementary to the existing Board members’ skills and experience as well as the Board’s need for operational, management, financial, international, technological or other expertise.

In general, the Company’s Board will nominate existing directors for election unless the Board has a concern about the director’s ability to perform his or her duties or the director has indicated a desire not to be nominated. In the event of a vacancy on the Board, the Company may use various sources to identify potential candidates, including the recommendations of the current directors. Potential candidates are initially screened by the Chairman and/or by other persons as the Chairman designates. Following this process, if appropriate, information about the candidate is presented to and discussed by the full Board.

COMPENSATION OF DIRECTORS

In fiscal year 2011, we provided the following annual compensation to directors who are not employees:

Name	Total	Fees Earned or Paid in Cash	Stock Awards	All other Compensation
David A Berry	$12,000	$12,000	$0	$0
Richard F. Suja	$4,000	$4,000	$0	$0
Paul J. Hayes	$4,000	$4,000	$0	$0

Directors who are also employees of the Company receive no compensation for their services rendered as directors. Every director may be reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board and other Company business. Directors generally receive compensation in the amount of $1,000 per month, which may be modified based on the experience and expertise the director provides to the Company. The Company has issued shares of its common stock in lieu of cash payments in the past, and may do so in the future.

PROPOSAL 2: RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTANTS

Our financial statements for the fiscal year ended June 30, 2011 were certified by Somerset CPA’s, P.C. (“Somerset”). The following table sets forth the aggregate fees billed to the Company by Somerset:

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$295,000	$285,000
Audit Related Fees	100,000	105,000
Tax Fees	225,000	260,000
All Other Fees	—	—
	$620,000	$650,000

Audit Fees:  The aggregate fees billed in each of the fiscal periods ended June 30, 2011 and 2010 for professional services rendered by the principal accountant for the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s Forms 10-K and 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal periods. These fees also include five statutory audits for certain wholly owned subsidiaries of the Company.

Audit Related Fees:  The aggregate fees billed in each of the fiscal periods ended June 30, 2011 and 2010 for professional services rendered by the principal accountant for audit related fees including, primarily, consultations on various accounting and reporting matters.

Tax Fees:  The aggregate fees billed in each of the fiscal periods ended June 30, 2011 and 2010 for professional services rendered by the principal accountant for tax compliance Federal and State advice.

All Other Fees:  For the fiscal periods ended June 30, 2011 and 2010, the Company was not billed any additional fees for services by Somerset other than the services covered under the captions “Audit Fees”, “Audit Related Fees” and “Tax Fees” above.

All services listed were pre-approved by the Audit Committee and all auditing services were performed by Somerset employees. The Audit Committee has considered whether the services described above are compatible with maintaining the independent accountant’s independence and has determined that such services have not adversely affected Somerset’s independence.

The Audit Committee has appointed Somerset to serve as the Company’s independent registered public accountants for the fiscal year ending June 30, 2012, subject to ratification by the holders of our common stock. Representatives of Somerset are expected to attend the Annual Meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

If shareholders do not ratify the selection of Somerset as our independent registered public accountants, or if prior to the 2012 Annual Meeting Somerset ceases to act as the Company’s independent registered public accountants, then the Audit Committee will review alternatives in its selection of independent registered public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF SOMERSET CPA’S, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

POLICIES RELATED TO PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has pre-approval policies and procedures, pursuant to which the Audit Committee approves the audit and permissible non-audit services provided by Somerset. The Audit Committee’s pre-approval policy is as follows: consistent with the Audit Committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee, some such services require specific approvals, whereas other services are granted general pre-approval. All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor. Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s (“SEC’s”) rules on auditor independence. The Chief Financial Officer will immediately report any breach of this policy that comes to the attention of the Chief Financial Officer or any member of management to the chairman of the Audit Committee. Pursuant to these procedures, the Audit Committee approved the foregoing audit and permissible non-audit services provided by Somerset in fiscal 2011.

THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the quality, integrity and annual independent audit of the Company’s financial statements and other matters set forth in the Charter for the Audit Committee, a copy of which is available at the Company’s website at www.ffi.net.

The Audit Committee is currently composed of two members, David A. Berry and Richard F. Suja, neither of whom is an officer or employee of the Company or any parent or subsidiary of the Company. Further, neither has any other material relationship with the Company that would interfere with his exercise of independent judgment. The Board has determined that Mr. Berry and Mr. Suja are “independent” and “financially sophisticated” as such terms are defined by NYSE MKT.

The Company’s Board has determined that Mr. Berry qualifies as an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K adopted pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a qualified financial expert, Mr. Berry was appointed as Interim Chair of the Audit Committee effective December 10, 2009, the effective date of the resignation of Mr. Rick Snow, who had served as the prior Audit Committee Chairman. Mr. Berry was appointed as Chair of the Audit Committee effective February 21, 2011. Mr. Berry also qualifies as “independent” as that term is used in Item 7(d) (3) (IV) of Schedule 14A of the Exchange Act.

AUDIT COMMITTEE REPORT

The following Audit Committee report describes the Audit Committee’s discussions with the Company’s independent auditors and the Audit Committee’s review of the Company’s audited financial statements.

Management of the Company is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Committee operates pursuant to a written charter, a copy of which was filed with the fiscal year 2005 Report, a copy of which is available on the Company’s website at www.ffi.net.

The Audit Committee has held discussions with management and the Company’s independent auditors. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 as filed with the SEC.

Audit Committee Members

David A. Berry, Chair
Richard J. Suja

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company’s Board of Directors believes that the success of the Company is largely based on the performance and skills of its executive officers. Therefore, when determining executive compensation, the Company’s Board of Directors focuses on the concepts of rewarding executive performance and retaining and attracting top executive talent. The Company’s principal objectives with respect to executive compensation are to encourage strong executive leadership and on providing value to the Company’s stockholders.

The Company, due to its status as a “Controlled Company” under the regulations of the NYSE MKT, is not required to have separate nominating or compensation committees and does not have such committees. The Company’s full Board of Directors regularly meets to analyze whether the compensation for the Company’s executive officers is aligned with the Company’s objectives for executive compensation. In the event an executive officer also services as a director, that individual is excluded from discussions regarding compensation. Currently, the Company’s only executive officers are its Chief Executive Officer and Chief Financial Officer. P. Andy Rayl resigned as Chief Operating Officer of the Company effective April 1, 2011.

Determination of Compensation

The Company’s Board of Directors relies on its independent judgment in determining the compensation to be paid to the Company’s executive officers. In reaching its decisions with respect to executive compensation, the Board of Directors evaluates the executive’s past performance, the executive’s inherent value to the Company and takes into account the compensation paid to executive officers by comparable companies. The Board of Directors’ goal is to align executive officer compensation with the value that those executive officers provide to the Company.

Elements of Compensation

The Company’s compensation program consists of base salary, cash bonuses, discretionary stock awards and other benefits.

The base salary for the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer is determined based upon the responsibilities of the executive officer, the executive officer’s general contributions to the Company, and the skills, expertise and leadership qualities that the executive officer brings to the Company. As noted above, the base salaries for the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer are reviewed on a regular basis.

The Company’s Board of Directors maintains the discretion to pay cash bonuses to the Company’s named executive officers based on their evaluation of the executive officer. However, the Company prefers to pay executive compensation through an annual salary rather than through bonuses.

The Company’s Board of Directors also maintains the discretion to award stock to executive officers based upon the Company’s compensation strategy. Although the Company has made stock awards to executive officers in the past and may do so in the future, because the Company prefers to pay executive officers through salary, such stock awards are not common.

Chief Executive Officer Compensation

The Company’s Board of Directors considered a variety of factors when determining the compensation to be paid to the Company’s Chief Executive Officer. Ms. Mayberry was paid $200,000 in salary during the fiscal year ended June 30, 2011 pursuant to her employment contract. The Board of Directors based Ms. Mayberry’s compensation on her record of performance for other companies and for the skills and expertise that she offered the Company. The Board of Directors also considered salaries paid to comparable executives by peer companies.

Chief Financial Officer Compensation

Randy Butler was paid $130,000 in salary during the fiscal period ended June 30, 2011 pursuant to his employment agreement. The Board of Directors based Mr. Butler’s compensation on his record of performance for other companies and for the skills and expertise that he offered the Company. The Board of Directors also considered salaries paid to comparable executives by peer companies.

Chief Operating Officer Compensation

P. Andy Rayl was paid $98,422 in salary during the fiscal period ended June 30, 2011. The Board of Directors based Mr. Rayl’s compensation on his record of performance for other companies and for the skills and expertise that he offered the Company. The Board of Directors also considered salaries paid to comparable executives by peer companies. Mr. Rayl resigned as Chief Operating Officer of the Company effective April 1, 2011.

Compensation for Named Executives

The following table sets forth certain information concerning the compensation paid or accrued by the Company for services rendered during the Company’s past three fiscal periods ended June 30, 2011, 2010 and 2009 by our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer. The Company had no other executive officers during fiscal 2011.

EXECUTIVE COMPENSATION TABLE

Name and Principal Position	Fiscal Period Ended June 30, 2011, 2010 and 2009	Annual Salary Compensation	Annual Bonus Compensation	Stock Awards		Other Compensation		Total
John F. Fisbeck, CEO(1)	2011	$—	$—	—		$—		$—
	2010	$180,000	$—	—		$—		$180,000
	2009	$300,000	$—	$50,000	(7)	$150,400	(2)	$500,400
P. Andy Rayl, COO(3)	2011	$99,000	$—	—		$—		$99,000
	2010	$105,000	$—	—		$—		$105,000
	2009	$95,000	$—	$50,000	(8)	$—		$145,000
Garth D. Allred, CFO(4)	2011	$—	$—	—		$—		$—
	2010	$—	$—	—		$—		$—
	2009	$102,974	$—	—		$—		$102,974
Tena Mayberry, CEO(5)	2011	$200,000	$25,000	$13,400	(9)	$—		$238,400
	2010	$180,000	$20,000	—		$—		$200,000
	2009	$41,538	$—	—		$—		$41,538
Randy Butler, CFO(6)	2011	$130,000	$10,000	$10,050	(10)	$—		$150,050
	2010	$130,000	$—	—		$—		$130,000
	2009	$30,000	$—	—		$—		$30,000

(1)	John Fisbeck’s term as the Company’s CEO ended on January 15, 2010, when he resigned from the Company.
(2)	Mr. Fisbeck received guarantee fees in connection with his personal guarantees for Company debt benefiting the Company.
(3)	P. Andy Rayl was employed as the Company’s COO from May 8, 2008 to April 1, 2011.
(4)	Garth Allred was employed as the Company’s CFO from September 14, 2007 to April 2, 2009.
(5)	Tena Mayberry began her term as the Company’s President on April 13, 2009 and as the Company’s CEO on January 1, 2010.
(6)	Randy Butler began his term as the Company’s Chief Financial Officer on April 2, 2009.
(7)	Represents the aggregate fair value of 200,000 shares of unrestricted common stock granted on December 11, 2008 at a price of $0.28 per share, which represents the closing price of the Company’s shares on the grant date.

(8)	Represents the aggregate fair value of 200,000 shares of unrestricted common stock granted on December 11, 2008 at a price of $0.28 per share, which represents the closing price of the Company’s shares on the grant date.
(9)	Represents the aggregate fair value of 20,000 shares of unrestricted common stock granted on April 6, 2011 at a price of $0.67 per share, which represents the closing price of the Company’s shares on the grant date.
(10)	Represents the aggregate fair value of 15,000 shares of unrestricted common stock granted on April 6, 2011 at a price of $0.67 per share, which represents the closing price of the Company’s shares on the grant date.
(11)	Represents auto allowance.

Grant of Plan Based Awards

In exchange for modifying their employment agreements and agreeing to salary reductions effective January 2009, the Company issued 200,000 shares of common stock each to the then CEO and COO.

On April 6, 2011, Tena Mayberry was awarded 20,000 shares of common stock in accordance with achieving certain performance-based goals in her employment agreement.

On April 6, 2011, Randy Butler was awarded 15,000 shares of common stock in accordance with achieving certain performance-based goals in his employment agreement.

No other plan-based awards were made to the named executive officers during the fiscal period ended June 30, 2011, 2010 and 2009.

Outstanding Equity Awards

There were no outstanding equity awards for the named executive officers as of the end of the fiscal period ended June 30, 2011.

Option Exercises and Vested Stock

There were no option/SAR exercises during the fiscal period ended June 30, 2011 by any of the named executive officers and there are currently no outstanding unexercised options or SARs held by any of the named executive officers.

Pension Benefits

None of the named executive officers held any pension benefits as of the end of the fiscal period ended June 30, 2011.

Non-Qualified Deferred Compensation Plans

None of the named executive officers was the beneficiary of any non-qualified deferred compensation plan during the fiscal period ended June 30, 2011.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company does not currently have any termination of employment agreements or change-in-control arrangements with any of the Company’s executive officers. The Company currently has employment contracts in place with Ms. Mayberry and Mr. Butler.

Compensation Committee and Determination of Compensation

The Company does not have a Compensation Committee and is not required to have such a committee due to its status as a “Controlled Company” as defined under the rules and regulations of the NYSE MKT. All of the directors generally participate in decisions relating to the determination of executive compensation.

The Company’s Board of Directors relies on its independent judgment in determining the compensation to be paid to the Company’s executive officers. In reaching its decisions with respect to executive compensation, the Board of Directors evaluates the executive’s past performance, the executive’s inherent value to the Company and takes into account the compensation paid to executive officers by comparable companies. The Board of Directors’ goal is to align executive officer compensation with the value that those executive officers provide to the Company.

Compensation Committee Interlocks and Insider Participation

There were no compensation committee interlocks or insider participation during the fiscal period ended June 30, 2011.

CONTROLLED COMPANY STATUS

As defined in Section 801 of the NYSE MKT Company Guide, we are a Controlled Company and have utilized the exemptions arising from that status. Our basis for claiming the status of a Controlled Company is that over fifty percent of our issued and outstanding common stock is beneficially owned by one individual. The exemptions arising from our status as a Controlled Company relate to the required number of independent directors, the process for determining executive compensation and the nomination of directors.

STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph on the next page shall not be deemed incorporated by reference by any general statement incorporating by reference this Information Statement into any filing under the Securities Act of 1933 (the “Securities Act”), or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Comparison of Five Year Cumulative Total Return
Performance Graph for
Fortune Industries, Inc.
Produced on 5/24/2012 including data to 6/30/2011

Legend

Symbol	Total Returns Index For:	8/31/2006	8/31/2007	8/31/2008	6/30/2009	6/30/2010	6/30/2011
♦	Fortune Industries, Inc.	100.00	55.17	26.44	14.48	9.89	12.41
■	NYSE/Alternext/Nasdaq Stock Market (US Companies)	100.00	114.98	103.63	76.66	89.36	117.82
▲	Peer Group	100.00	107.85	98.11	79.19	90.21	118.16

Peer Group Constituents:

Insperity, Inc.
Barrett Business Services, Inc.
Paycheck, Inc.
Automatic Data Processing

Notes:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.00 on 8/31/2006.

Prepared by Zacks Investment Research, Inc. Used with Permission. All rights reserved.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORT

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file an initial report of ownership of such securities on Form 3 and changes in ownership of such securities on Form 4 or 5 with the SEC. Such officers, directors and ten percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

Based solely on its review of the copies of such forms received by it, or written representations from certain such reporting persons that no Form 5’s were required for such persons, the Company believes that, for the fiscal year ended June 30, 2011, its officers, directors and ten percent shareholders complied with all applicable Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of June 30, 2011 with respect to the only persons or groups known to the Company who may be deemed to beneficially own more than five percent of the Company’s voting securities (i.e. Common Stock).

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Common Stock	Carter M. Fortune 6402 Corporate Drive Indianapolis, IN 46278	7,344,687	(2)(3)	60%

(1)	As used in this table, “beneficial ownership” of securities means the sole or shared power to vote, or to direct the voting of, such securities, or the sole or shared investment power with respect to such securities, including the power to dispose of, or to direct the disposition of, such securities. In addition, for purposes of this table, a person is deemed to have “beneficial ownership” of any security that such person had the right to acquire within 60 days after June 30, 2011. “Beneficial ownership” also includes that ownership of shares that may be imputed to any control group of the Company.
(2)	As the sole member of 14 West, LLC, Carter M. Fortune has sole voting and dispositive power over 1,259,834 (10%) shares of the Company’s Common Stock held by that entity, therefore 1,259,834 shares are included within the beneficial holdings of Mr. Fortune in the above table.
(3)	As the trustee and sole beneficiary of the Carter M. Fortune Living Trust, Carter M. Fortune has sole voting and dispositive power over 5,730,511 (47%) shares of the Company’s Common Stock held by that entity, therefore 5,730,511 shares are included within the beneficial holdings of Mr. Fortune in the above table.

Security Ownership of Management

The following table sets forth information as of June 30, 2011 with respect to (i) each current Director, (ii) all individuals currently serving as the Company’s executive officers (as defined in Item 402(a)(3) of Regulation S-K) as of the above date, and (iii) all current Directors and all such executive officers as a group. Unless otherwise noted, each holder has sole voting and investment power with respect to the shares of the listed securities. An asterisk (*) indicates beneficial ownership of less than one percent.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Common Stock	Carter M. Fortune 6402 Corporate Drive Indianapolis, IN 46278	7,344,687	(2)(3)	60%
Common Stock	David A. Berry 6402 Corporate Drive Indianapolis, IN 46278	10,000		*
Common Stock	Tena Mayberry 6402 Corporate Drive Indianapolis, IN 46278	40,000		*
Common Stock	Randy Butler 6402 Corporate Drive Indianapolis, IN 46278	25,000		*
Common Stock	All current executive officers and Directors as a group	7,419,687		60%

(1)	As used in this table, “beneficial ownership” of securities means the sole or shared power to vote, or to direct the voting of, such securities, or the sole or shared investment power with respect to such securities, including the power to dispose of, or to direct the disposition of, such securities. In addition, for purposes of this table, a person is deemed to have “beneficial ownership” of any security that such person had the right to acquire within 60 days after June 30, 2011.
(2)	As the sole member of 14 West, LLC, Carter M. Fortune has sole voting and dispositive power over 1,259,834 (10%) shares of the Company’s Common Stock held by that entity, therefore 1,259,834 shares are included within the beneficial holdings of Mr. Fortune in the above table.
(3)	As the trustee and sole beneficiary of the Carter M. Fortune Living Trust, Carter M. Fortune has sole voting and dispositive power over 5,730,511 (78%) shares of the Company’s Common Stock held by that entity, therefore 5,730,511 shares are included within the beneficial holdings of Mr. Fortune in the above table.

CHANGES IN CONTROL

An Agreement and Plan of Merger (the “Merger Agreement”), as amended, by and among CEP, Inc., a Tennessee corporation, CEP Merger Sub, Inc., a Tennessee corporation and wholly-owned subsidiary of CEP, Inc., and the Company has been proposed which, if adopted, will transfer ownership of the Company to CEP, Inc. as noted in the Form 8-K filed on March 26, 2012 and the Form Preliminary 14A filed on May 22, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our majority shareholder has pledged his ownership holdings in the Company as collateral on certain personal debt obligations. The maturity date of the aforementioned loan between Mr. Fortune and Indiana Bank and Trust Company (“the Bank”) was April 1, 2012. As of the date of this filing, the Bank and our majority shareholder have yet to finalize a renewal of the Mr. Fortune’s loan and as a result his loan is in technical default. Mr. Fortune’s loan currently includes a provision that requires Mr. Fortune to use his best efforts to sell his interest in the Company in the event his loan remains outstanding on April 30, 2012. Mr. Fortune was unable to pay off his loan to the Bank on April 30, 2012. On January 25, 2012, a larger bank, Old National Bank entered into an agreement to acquire the Bank’s holding company, Indiana Community Bancorp. If our majority shareholder were to default on these debt obligations and the collateral is called upon by the Bank, it could result in a potential change in control of the Company if the default may not be cured by the majority shareholder through some other means.

In addition, Mr. Fortune has been diagnosed with a potentially terminal disease. Though the ultimate effects from this disease are not fully known as of the date of this filing, the possible consequences from this illness present significant risks to shareholders and in particular the Bank’s treatment on the Fortune Loan.

The Company held various operating leases for the rental of properties with Fisbeck-Fortune Development, LLC, a Company owned by its majority shareholder, the Chairman of the Board. The Company pays certain expenses including taxes, assessments, maintenance and repairs under terms of the leases. Rent expense of $90 was recognized in fiscal period 2011 under these agreements. As of April 1, 2012, the Company no longer leases or pays any expenses for any property owned by a related party.

Effective November 30, 2008, the Company approved a transaction to sell all of the outstanding shares of common stock of its wholly owned subsidiaries, James H Drew Corporation, Nor-Cote International, Inc., Fortune Wireless, Inc. and Commercial Solutions, Inc. The subsidiaries were sold to related party entities owned by the Company’s majority shareholders in exchange for a $10,000,000 reduction in the outstanding balance of the term loan note due to the majority shareholder and a three year Term Loan Receivable in the amount of $3,500,000. The Term Loan Receivable bears interest at prime plus 1% and is interest only for the first twelve months, with $50,000 and $100,000 monthly principal payments due in years two and three, respectively. The unpaid balance at maturity is due in lump sum payment.

Effective December 31, 2010, the Company revised its estimate regarding the collectability of the term note receivable. Based on this change in estimate, the Company reclassified the note receivable as a reduction to its outstanding preferred stock as prescribed by a Security Agreement between the Company and the related party. Under terms of this Security Agreement and in the event of default of the term note receivable, the Company obtains the right to equal value of the preferred stock as defined including but not limited to title, interest and dividends. As of June 30, 2011 and the date of this filing, the Company has no intention to convert the note receivable in the foreseeable future.

As part of the terms of the sales transaction, the majority shareholder received 217,000 shares of Series C Preferred Stock in consideration for cancellation of the outstanding principal balance of the term note payable of $21.7 million. In addition, the Company converted 79,180 shares of Series B Preferred Stock previously issued to and held by the majority shareholder to 79,180 shares of Series C Preferred Stock. The Series C Preferred Stock is non-redeemable, non-voting cumulative preferred and bears annual dividends of $5 per share in years one and two subsequent to the transaction date, $6 per share in year three subsequent to the transaction date and $7 per share thereafter. Effective July 1, 2009, the Series C Preferred Stock annual dividend was modified to $2 per share in the years ending June 30, 2010 and 2011, $5 per share in the year ending June 30, 2012, $6 per share in the year ending June 30, 2013 and $7 per share thereafter.

As part of the terms of the sales transaction, the Company issued the majority shareholder 2.2 million warrants with a ten year term and an exercise price of $ .40 per share.

An Agreement and Plan of Merger (the “Merger Agreement”), as amended, by and among CEP, Inc., a Tennessee corporation, CEP Merger Sub, Inc., a Tennessee corporation and wholly-owned subsidiary of CEP, Inc., and the Company has been proposed which, if adopted, will transfer ownership of the Company to CEP, Inc. as noted in the Form 8-K filed on March 26, 2012 and the Form Preliminary 14A filed on May 22, 2012.

APPROVAL OF RELATED TRANSACTIONS

The Company has no formal policy with regard to the review and approval of related party transactions such as those set forth above. However, the independent directors of the Company review any related party transactions that meet the reporting threshold of SEC Regulation S-K, Item 404(a) by and works to ensure that any such transactions are beneficial to the Company.

With regards to the sale of assets and conversion of debt to equity as described in the section above, at the request of the independent directors, the Company received a fairness opinion from an independent financial advisor concluding that the consideration received by the Company in connection with the transaction was fair to the Company’s shareholders as a group from a financial point of view. The transaction was approved by the Company’s independent directors on December 10, 2008.

CODE OF ETHICS

The Company has adopted a code of ethics (the “Code of Ethics”) that applies to the Company’s principal executive officer, principal financial officer, and employees. A copy of the Company’s Code of Ethics can be viewed on the Company’s website at www.ffi.net or obtained free of charge by sending a written request to the attention of the Company’s Secretary, Carrie Hill, at 6402 Corporate Drive, Indianapolis, Indiana 46278.

FINANCIAL INFORMATION

A copy of the Company’s Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, including the financial statements and the schedules thereto, is being mailed along with this Information Statement. Copies of our 10-K may be obtained upon the written or oral request of any shareholder as of the Record Date, and we will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to the attention of the Company’s Secretary, Carrie Hill, at 6402 Corporate Drive, Indianapolis, Indiana 46278. The Form 10-K along with our other SEC filings may also be found on the Company’s website at www.ffi.net.

SHAREHOLDER PROPOSALS

Any of our shareholders wishing to have a proposal considered for inclusion at our 2013 Annual Meeting must set forth such proposal in writing to be received at our corporate office no later than September 30, 2012. In addition, any shareholder wishing to nominate a candidate for director or propose other business at the Annual Meeting must generally give us written notice on or September 30, 2012, and the notice must provide certain specific information as pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act and must comply with the advance notice provisions and other requirements of our bylaws, which are on file with the SEC and may be obtained from our corporate office upon request. Our Board will review any shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for consideration at the 2013 Annual Meeting. In addition, we retain discretion to vote on matters of which we are not properly notified at our principal executive offices on or before the close of business on September 30, 2012, and also retain that authority under certain other circumstances.

OTHER MATTERS

Other Matters to Come before the 2012 Annual Meeting

No other matters are to be presented for action at the Annual Meeting other than as set forth in this Information Statement. If other matters properly come before the meeting, however, the shareholders entitled to vote will vote in their own discretion.

The Report of the Audit Committee and the information on the Fortune Industries, Inc. website do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Fortune Industries, Inc. filing under the Securities Act or the Exchange Act, except to the extent Fortune Industries, Inc. specifically incorporates the respective report or website information therein by reference.

Shareholder Communications with the Board of Directors

Shareholders and other interested parties may communicate with the Board by sending any correspondence they may have in writing to the Company’s Secretary, Carrie Hill, at 6402 Corporate Drive, Indianapolis, Indiana 46278, who will then directly forward such correspondence to the Chairman of the Board. The Chairman of the Board will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board.